As filed with the Securities and Exchange Commission on January 8, 2024

Registration No. 333-  _______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ReposiTrak, Inc.

(Exact name of registrant as specified in its charter)

Nevada	37-1454128
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

5282 South Commerce Drive, Suite D292

Murray, Utah 84107

(Address of Principal Executive Offices)

ReposiTrak, Inc. 2023 Omnibus Equity Incentive Plan

and

ReposiTrak, Inc. 2023 Employee Stock Purchase Plan

(Full title of the plans)

Randall K. Fields

Chief Executive Officer

ReposiTrak, Inc.

5282 South Commerce Drive, Suite D292

Murray, Utah 84107

(Name and address of agent for service)

(435) 645-2000

Telephone number, including area code, of agent for service)

Copies to:

Daniel W. Rumsey, Esq.

Jack Kennedy, Esq.

Disclosure Law Group, a Professional Corporation

655 West Broadway, Suite 870

San Diego, CA 92101

(619) 272-7050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by ReposiTrak, Inc. (the “Registrant”) to register a total of 450,000 shares of its common stock, $0.01 par value per share (“Common Stock”), of which (i) up to 400,000 shares of Common Stock may be issued as awards under the Registrant’s 2023 Omnibus Equity Incentive Plan (the “2023 Plan”); and (ii) up to 50,000 shares of Common Stock may be issued under the Registrant’s 2023 Employee Stock Purchase Plan (the “2023 ESPP” and, together with the 2023 Plan, the “Plans”).

On August 29, 2023, the Board of Directors of the Registrant (the “Board”) approved the Plans, and the Plans were approved by shareholders on November 20, 2023 at the Registrant’s 2023 Annual Meeting of Shareholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have been previously filed by the Registrant with the Commission, are hereby incorporated by reference in this Registration Statement:

●	our Annual Report on Form 10-K for the year ended June 30, 2023, filed on September 28, 2023;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed on November 14, 2023;

●	our Current Reports on Form 8-K, filed on September 12, 2023, September 19, 2023, October 18, 2023, November 20, 2023; December 14, 2023 and December 18, 2023; and

●

the description of our common stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act on October 18, 2023, including any amendment or report filed with the Commission for the purpose of updating this description.

Until such time that a post-effective amendment to this Registration Statement has been filed which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Limitations of liability and indemnification

Our amended and restated bylaws (“Bylaws”) provide that we will indemnify our directors, officers and employees to the fullest extent permitted by the Nevada Revised Statutes (“NRS”).

If the NRS are amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Our Articles of Incorporation do not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under the NRS. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we are empowered to enter into indemnification agreements with our directors, officers and employees to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our bylaws, we have entered into indemnification agreements with each of the individuals serving on our board of directors. These agreements provide for the indemnification of our directors to the fullest extent permitted by law. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and certain employees pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming us or any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Document Description	Incorporation by Reference

3.1	Articles of Incorporation	Incorporated by reference from the Registrant’s Definitive Proxy Statement on Schedule 14C dated June 5, 2002.

3.2	Certificate of Amendment	Incorporated by reference from Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended Sept 30, 2005, dated November 10, 2005.

3.4	Certificate of Amendment	Incorporated by reference from Exhibit 3.4 to the Registrant’s Annual Report on Form 10-KSB for the year ended June 30, 2006, dated September 29, 2006.

3.5	Articles of Merger	Incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated December 18, 2023.

3.5	Amended and Restated Bylaws	Incorporated by reference from Exhibit 3.1 the Registrant’s Current Report on Form 8-K dated October 21, 2016.

5.1	Opinion of Disclosure Law Group, a Professional Corporation.	Filed herewith.

23.1	Consent of Haynie & Company, independent registered public accounting firm	Filed herewith.

23.2	Consent of Disclosure Law Group, a Professional Corporation.	Included in Exhibit 5.1.

24.1	Power of Attorney	Included on the signature page of this Registration Statement.

99.1	ReposiTrak, Inc. 2023 Omnibus Equity Incentive Plan	Incorporated by reference to Appendix A from the Registrant’s Definitive Information Statement, filed with the Commission on October 3, 2023.

99.2	ReposiTrak, Inc. 2023 Employee Stock Purchase Plan	Incorporated by reference to Appendix B from the Registrant’s Definitive Information Statement, filed with the Commission on October 3, 2023.

107	Filing Fee Table	Filed herewith.

Item 9.	Undertakings

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act; and

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Murray, State of Utah, on January 8, 2024.

ReposiTrak, Inc.

By: /s/ Randall K. Fields
Name: Randall K. Fields
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randall K. Fields and John Merrill, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randall K. Fields	Chair of the Board and	January 8, 2024
Randall K. Fields	Chief Executive Officer
(Principal Executive Officer)

/s/ John Merrill	Chief Financial Officer	January 8, 2024
John Merrill	(Principal Financial Officer &
Principal Accounting Officer)

/s/ Robert W. Allen	Director	January 8, 2024
Robert W. Allen

/s/ Peter J. Larkin	Director	January 8, 2024
Peter J. Larkin

/s/ Ronald C. Hodge	Director	January 8, 2024
Ronald C. Hodge